Exhibit 10.1

AMENDMENT TO DEBENTURES AND WARRANTS AGREEMENT AND WAIVER

THIS AMENDMENT TO DEBENTURES AND WARRANTS, AGREEMENT AND WAIVER (this “Agreement”) is entered into on October 19, 2009 by and among Cordex Pharma, Inc., a Nevada corporation (the “Company”), f/k/a Duska Therapeutics, Inc., a Nevada corporation (“Duska”), and the Company’s subsidiary Duska Scientific Co., a Delaware corporation (such subsidiary, the “Guarantor” and together with the Company, the “Debtors”), on the one hand, and Platinum Montaur Life Sciences, LLC (“PMLS”), Platinum Long Term Growth VI, LLC (“PLTG”), Firebird Global Master Fund Ltd. (“FGMF”), Firebird Global Master Fund II Ltd. (“FGMF II”), ICON Capital Partners, LP (“ICP”) and Philip and Debra Sobol trust (“PDST”) and BridgePointe Master Fund Ltd. (“BridgePointe,” together with PMLS, PLTG, FGMF, FGMF II and PDST, each individually referred to as a “Holder” and collectively as the “Holders”), on the other hand.  Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in each of the Securities Purchase Agreements (each as defined below) or in each of the Debentures (each as defined below).

WHEREAS, pursuant to a Note and Warrant Purchase Agreement dated on or about September 26, 2007 (the “Securities Purchase Agreement”) by and among the Company and the Holders, the Company issued to the Holders (a) an aggregate principal amount equal to $5,900,000 of the Company’s Senior Secured Convertible Promissory Notes Due September 26, 2009, issued on or about September 26, 2007 (the “Debentures”), (b) short term warrants to purchase an aggregate of 14,750,000 shares of Common Stock, with a Date of Issuance of September 26, 2007 and an initial exercise price[s] of $0.50 per share (the “Short Term Warrants”) and (c) long term warrants to purchase an aggregate of 14,375,000 shares of Common Stock, with a Date of Issuance of September 26, 2007 and an initial exercise price[s] of $0.44, per share (the “Long Term Warrants” and together with the Short Term Warrants referred to as the “Warrants,” and the Warrants together with the Debentures, collectively referred to herein as the “Securities”);

WHEREAS, pursuant to Section 1.2 of the Debentures, the Company was required to make payments of interest, quarterly on each January 1, April 1, July 1 and October 1, commencing on October 1, 2007;

WHEREAS, it is the intention of the Company and the Investors that the Rule 144 holding periods for the common stock issuable upon the conversion of the Debentures and upon exercise of the Warrants and Makeup Warrants, in each case, as amended hereby, will tack to, and run from, the Original Issue Dates of the Debentures and the Warrants;

WHEREAS, the Company and the Investors now desire that the terms of the Debentures and the Warrants be modified and have entered into this Agreement to document their agreement regarding such modifications.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:

Incorporation of Preliminary Statements. The Recitals set forth above by this reference hereto are hereby incorporated into this Agreement.

1.

Certain Definitions.  For purposes hereof, the following terms shall have the following definitions:

“Required Holders” shall mean the holders of 80% of the then outstanding principal amount of Debentures.

 “Transaction Documents” shall have the meaning ascribed to it in the Securities Purchase Agreement.

2.

Confirmation of Outstanding Principal Amounts of the Debentures .  The Company and the Holders acknowledge that the outstanding principal amounts of the respective Debentures of each Holder and the outstanding number of Warrants of each Holder, as of immediately prior to this Agreement, is as set forth in Schedule A.

3.

Amendment to Debentures and Securities Purchase Agreement. Each of the Debentures is hereby amended as follows:

(a)   The principal amount of each of the Debentures is hereby increased as of the date hereof to the increased principal amount set forth next to each Holder’s name on Schedule “A” hereto, which constitutes each Holder’s Triggering Event Prepayment Price (as defined in the Debenture) as of June 29, 2009, plus all interest that would have accrued on such amount through November 1, 2009.

(b)   The “Maturity Date” in the Debentures is hereby redefined to mean November 1, 2009.

(c)   Section 3.2 of the Debentures is hereby amended and replaced with the following:

3.2  Conversion Price.  The term “Conversion Price” shall mean $0.20, subject to adjustment under Section 3.5 hereof.

(d)   Section 1.2 of the Debentures is hereby amended and replaced with the following:

1.2 Interest.  No interest shall accrue on this Note after October 1, 2009, provided that upon the occurrence of an Event of Default (as defined in Section 2.1 hereof)

or a Triggering Event (as defined in Section 3.6(f) hereof), the Maker will pay interest to the Holder, payable on demand, on the outstanding principal balance of and unpaid interest on the Note from the date of the Event of Default or Triggering Event until such Event of Default is cured at the rate of the lesser of eighteen percent (18%) and the maximum applicable legal rate per annum.

(e)   The Company will not be allowed to issue or sell any Variable Rate Securities (as defined in the Securities Purchase Agreement) for so long as any Debentures remain outstanding.

4.

Amendment to Warrants. Each of the Warrants is hereby amended as follows:

(a)   The definition of “Warrant Price” in Section 9 of the Warrants is hereby amended and replaced with the following:

“Warrant Price” initially means U.S. $0.01, as such price may be adjusted downward (but not upward) from time to time as shall result from the adjustments specified in this Warrant, including Section 4 hereto.

(b)   It is agreed and understood that the number of Warrants shall not be increased by virtue of the decrease of the Warrant Price to $0.01 under this Agreement (the “Agreed Warrant Price Decrease”), provided that the immediately preceding language shall not prevent the issuance of Makeup Warrants if otherwise required under the terms of this Agreement and, provided further that if at any time after the date hereof an adjustment of the Warrant Price would have occurred pursuant to Sections (d), (e), (f), (g) and (h) of  Section 4 of the Warrant absent the Agreed Warrant Price Decrease (a “Reference Price Decrease,” and the price following any such decrease shall mean the “Adjusted Reference Price”), the number of shares of Common Stock issuable under Holder’s Warrants shall be increased such that the aggregate Warrant Price payable upon a full cash exercise of the Warrant, at the then current Warrant Price, shall be equal to  the “Reference Price” (as defined below) multiplied by the number of Warrants held by the Holder prior to such adjustment.   For purposes hereof, “Reference Price” (i) shall initially mean $0.44 cents per share, in the case of the Long Term Warrants and $0.50, in the case of the Short Term Warrants, and (ii) after a Reference Price Decrease, shall mean the Adjusted Reference Price.  The Company represents that it has not by issuance of securities or otherwise taken any action that would cause an adjustment in the exercise price of the Warrants prior to the date hereof.

(c)   Within five (5) business days of the receipt by the Company of the written request of a Holder and the original Warrant held by such Holder, the Company shall issue an amended and restated Warrant to the Holder having the same Date of Issuance as the original Warrant, reflecting the adjustment of the exercise price to $0.01 and otherwise having identical terms to the original Warrant, except as such terms are amended hereby.

5.

Inspection of Financial Records.  The Company shall allow BridgePointe Master Fund Ltd. (“BridgePointe”) or its designee Roswell Capital Partners, LLC (“RCP”), as its investment manager, upon at least two (2) business days advance written request (“Advance Information Request”), to access the Company’s financial records during reasonable business hours in order to verify whether the Company is complying with the Allowed Expenditures Schedule (a “Holder Financial Record Inspection”).  If any material non-public information is disclosed (the date of such disclosure, the “Disclosure Date”) to BridgePointe or RCP in the course of such an inspection and such information continues to constitute material non-public information as of the Disclosure Deadline (as defined below), the Company agrees to publicly disclose in a Form 8-K within one (1) business day of the Disclosure Deadline, any material non-public information then possessed by the BridgePointe or RCP.  For purposes hereof, the “Disclosure Deadline” shall mean the legal deadline for the Company to file its next Form 10-Q or Form 10-K, as applicable (as such deadline may be legally extended under Rule 12b-25), immediately following the Disclosure Date in question. In the event that the Holder is exposed to any material, non-public information in the course of the Holder Financial Record Inspection and the Company fails to file a Form 8-K, Quarterly report on Form 10-Q or an Annual Report on Form 10-K publicly disclosing such information in accordance with the above, then such Holder shall have the right to immediately make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents.  Such Holder shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure made in accordance with the terms of this paragraph.  The Company understands and confirms that the Holders are relying on the foregoing representations in effecting transactions in securities of the Company.  At any time, BridgePointe, without the Company’s consent, may unilaterally and permanently waive all or any portion of its rights to a Holder Financial Record Inspection under this section by providing written notice to the Company, after which neither BridgePointe nor RCP shall have any right to a Holder Financial Record Inspection. This Section 5 has been included herein at the request of the Company and BridgePointe for convenience purposes only, and relates to the relationship between BridgePointe and the Company.  BridgePointe and the Company may amend, modify or waive this Section 5 without the consent or approval of any other Holder, so long as such amendment, modification or waiver does not grant any rights to, or obligate, any Holder (other than BridgePointe) in any manner.

6.

Right to Appoint Board Members.

(a)  At any time after the date hereof that there is not at least one (1) nominee of RCP, as investment manager for BridgePointe serving on the Company’s Board of Directors, until such time as none of the Debentures or Warrants held by BridgePointe remain outstanding, RCP, at its option, shall have the right to recommend a nominee (an “Investor Nominee”), chosen at their own discretion, to the Company’s Board of Directors.  Furthermore, if the Company breaches any of the terms of this Agreement, including but not limited to the covenants set forth in Section 8 hereof (entitled

“Additional Covenants to the Debenture”), or Section 4.17 of the Debentures (as amended hereby) then at any time thereafter until such time as none of the Debentures or Warrants remain outstanding, RCP, at its option, shall have the right to recommend additional nominees (each also an “Investor Nominee”), chosen at its own discretion, until such Investor Nominees hold an aggregate number of seats on the Company’s Board of Directors equal to one less than a majority of the board after accounting for the appointment of such Investor Nominee.  RCP may submit its Investor Nominees to the Company, in writing (a “Nomination Notice”), at any of the times specified above.  The Company agrees that, as soon as commercially reasonable after receipt of a Nomination Notice, its Board of Directors, or the Nominating Committee of the Board, as applicable, shall appoint each Investor Nominee as a member of the Company’s Board of Directors, provided that the Investor Nominee meets the minimum qualifications for the position set forth in the Company’s Articles of Incorporation, By-Laws, Nominating Committee Charter, or any other document setting forth the requirements for qualification and appointment of such Nominee.  After such appointment, the Company and its Board of Directors shall cause the Committee responsible for electing the slate of directors to be presented to the shareholders for approval at the next annual shareholders meeting to include the BridgePointe Nominee in such slate, and shall use their best efforts to obtain shareholder ratification of the appointment of the Investor’s Nominee at the next shareholder meeting.

Each Investor Nominee may, at the option of the Holders, expressed through a vote of the Required Holders (the “Board Right Holder”), remain on the Company’s board of directors until such time as none of the Debentures or Warrants of any of the Holders remain outstanding, or may resign from the Company’s Board of Directors at any time.  If the Investor Nominee resigns and the Board Right Holder does not present a Chinese Wall Acknowledgment (as defined below) to the Company, the Company will agree to publicy disclose, within sixty (60) days of such resignation, any material non-public information that has been disclosed to the Investor Nominee by the Company or any of its officers or directors or by anyone under any such person’s direction, or that has otherwise been disclosed to the Investor Nominee in the course of his role as a board member, in a Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K (each, a “Public Filing”).  In the event that the Investor Nominee resigns, the Board Right Holder has not presented a signed Chinese Wall Acknowledgment to the Company, and the Company fails to make a Public Filing in accordance with the above, the applicable Board Right Holder shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Board Right Holder shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure.  The Company understands and confirms that each Board Right Holder shall be relying on the foregoing representations in effecting transactions in securities of the Company.

The Company agrees that subject to receipt of a Chinese Wall Acknowledgment, inside, confidential or non-public information disclosed to the Investor Nominee shall not be imputed to the Holders, or any of their  employees or any of their affiliates, and the Company agrees not to restrict any of the following based solely upon the disclosure of material non-public information to the Investor Nominee: (i) the issuance of common stock to a Holder upon conversion of its Debentures or exercise of its Warrants, or (ii) the issuance to a Holder of shares of freely trading, unlegended shares of common stock and the removal of restrictive legends from shares of common stock, in each case where otherwise allowed under the transaction documents. For purposes hereof, a “Chinese Wall Acknowledgement” shall mean a written acknowledgement from the Holder that it has not received any material non-public information from any of the Investor Nominees serving on the Company’s Board of Directors, that has not been publicly disclosed. The Holder shall use commercially reasonable efforts to instruct the Investor Nominee not to disclose to it any such information such that it can issue a Chinese Wall Acknowledgement.

This Section 6(a) has been included herein at the request of the Company and BridgePointe for convenience purposes only, and relates solely to the relationship between BridgePointe and the Company.  BridgePointe and the Company may amend, modify or waive this Section 6(a) without the consent or approval of any other Holder, so long as such amendment, modification or waiver does not grant any rights to, or obligate, any Holder (other than BridgePointe) in any manner.  At any time, BridgePointe, without the Company’s consent, may unilaterally and permanently waive all or any portion of its rights to appoint board members under this section by providing written notice to the Company, after which neither BridgePointe nor RCP shall have any right to appoint board members.

(b)   Certain Definitions.  As used herein, the following terms shall have the following definitions:

 “Debenture Conversion Shares” shall mean the number of shares into which a  Holder’s Debentures (including principal amounts and accrued and unpaid interest) would then be convertible on a fully diluted basis, disregarding any contractual limitations on conversion.

“Holder’s Post-Closing Pro Rata Portion” shall mean the Pro Rata Percentage set forth next to the Holder’s name on Schedule A attached hereto, which is intended to equal (i) the outstanding principal amount of Debentures held by the Holder immediately following the effectiveness of this Agreement, as set forth in Schedule A, divided by (i) outstanding principal amount of Debentures held by all Holders immediately following the effectiveness of this Agreement, as set forth in Schedule A in the aggregate.

“Holder’s Fully Diluted Amount” shall mean the number of shares of common stock that would be issuable upon the full conversion of an Holder’s Debentures (including principal amounts and accrued and unpaid interest) as of a given date, without regard to any contractual limitations on the amount that can be converted or exercised, plus the number of shares issuable upon the exercise of any

Warrants held by the Holder, without regard to any contractual limitations on the amount that can be converted or exercised.

“Holder’s Augmented Fully Diluted Amount” shall mean the sum of (i) the Holder’s Fully Diluted Amount, plus (ii) the number of shares of Common Stock of the Company that have been issued to the Holder by the Company pursuant to the conversion of the Holder’s Debentures and the exercise of the Holder’s Warrants, since their respective issuance dates, and regardless of whether or not such shares of Common Stock have been sold by the Holder.

“Fully Diluted Debenture Amount” shall mean the number of shares of common stock that would be issuable upon the full conversion of all of Holder’s Debentures (including principal amounts and accrued and unpaid interest) as of the date of determination, without regard to any contractual limitations on the amount that can be converted or exercised.

“Outstanding Amount,” as of the date in questions, shall mean the outstanding principal amount plus accrued and unpaid interest of the applicable Debentures as of the date in question.

(c)

No Prepayment of Debentures Prior to Maturity.   The Company shall not be entitled to pay off any of the outstanding principal amount of the Debentures prior to the applicable Maturity Date without the written approval of the Holder of such Debentures.

(d)

Agreement and Clarification Regarding Amended Debentures and Warrants.

It is the intention of the Holders and the Company that the Rule 144 holding periods for the shares issuable upon conversion of the Debentures and exercise of the Warrants (each as amended pursuant to agreements of the parties, including but not limited to this Agreement) and Makeup Warrants will tack to, and run from, the September 26, 2007 Original Issue Dates of the Debentures and the Warrants, and the Company hereby acknowledges such tacking (the “Hold Period Tacking”).  If an opinion of counsel is required by the transfer agent in order to issue unlegended shares upon the conversion of a Debenture or upon exercise of a Warrant or Makeup Warrant, the Company and its legal counsel agree to accept  an opinion of counsel from Holder’s legal counsel confirming the Hold Period Tacking of such holding periods regarding the Debentures and the Warrants, in each case as amended hereby (the “Tacking Opinion”) and, if required by the transfer agent, also confirming the non-affiliate status of the Holder (“Affiliate Opinion”).   Prior to and as a condition to the effectiveness of this Agreement, the Company shall provide a letter (the “Counsel Acceptance Letter”), signed by its outside counsel, stating that such counsel agrees to accept a Tacking Opinion and Affiliate Opinion presented by an attorney reasonably experienced in securities law as legal counsel for the Holder.

 Upon receipt of a Tacking Opinion and/or Affiliate Opinion from the Holder’s legal counsel, the Company’s legal counsel shall submit an opinion of counsel to the transfer agent and the Company which confirms and acknowledges the Tacking Opinion and the Affiliate Opinion (the “Company Counsel Opinion”).  At such time as the Holders or transfer agent shall so require in connection with the conversion of a Debenture or the exercise of a Warrant, the Company shall provide the Company Counsel Opinion, signed by Company’s counsel, to the Holder or the transfer agent (or an updated, or bring-down opinion, if required by the transfer agent).  The Company agrees not to take a position contrary to this subsection (d) provided that applicable law is not amended after the date hereof to require the Company to take a contrary position.  In addition to, and without limiting the rights and obligations of the parties under the Transaction Documents, the Company agrees to use its best efforts to take all actions, including, without limitation, use its best efforts to cause the issuance by its legal counsel of any legal opinions necessary to issue to the Holders any Debentures and Warrants (and for the underlying shares issuable upon the conversion or exercise thereof) without restriction and not containing any restrictive legend without the need for any action by the Holder, except that the Company may request the applicable holder to provide a customary Rule 144 representation letter, with such issuance to otherwise be made in accordance with the terms and conditions of the applicable Transaction Documents.

7.

Equity Dilution Adjustment to Number of Fully Diluted Shares of Holder.  In consideration of the terms hereof, from the date of this Agreement through the date that is three (3) years after the date of this Agreement, anytime that the Company issues equity securities or securities that are convertible or exchangeable into equity securities (as applicable, a “Triggering Issuance”), regardless of whether or not such securities were previously identified as a Permitted Financing, as defined in the Securities Purchase Agreement, and immediately following any such offering, the sum of the Holders’ Augmented Fully Diluted Amounts for all of the Holders, in the aggregate, is less than 65% of the then fully diluted number of shares of common stock of the Company, the Company shall issue (the “65% Antidilution Issuance”) to each Holder a number of warrants (the “Makeup Warrants”) equal to (a) the Holder’s Post-Closing Pro Rata Portion of the Minimum Fully Diluted Amount (as defined below), less (b) the Holder’s Augmented Fully Diluted Amount immediately prior to the Triggering Issuance. For purposes hereof, where the “Minimum Fully Diluted Amount” shall mean 65% of the fully diluted number of shares of common stock of the Company immediately following the Triggering Issuance and after accounting for the issuance of the resultant Makeup Warrants.  The terms of this Agreement regarding equity dilution adjustment are intended to supersede those contained in the Securities Purchase Agreement to the extent set forth herein.  The Makeup Warrants shall be in the form of the Long Term Warrants and have an initial Warrant Price equal to the Warrant Price of the Long Term Warrants in effect at the time of issuance of such Makeup Warrants, and shall have a term of five (5) years from the date of issuance of such Makeup Warrants.

It is further understood that any issuance of shares of common stock, warrants, securities convertible or exchangeable into common stock or options to employees, officers, directors or consultants of the Company shall be subject to the 65% Antidilution Issuance calculation above and not considered a Permitted Financing (as further defined in the Securities Purchase Agreements) for the purpose of this section and calculating the 65% Antidilution Issuance only.

It is expressly understood that, except as specifically set forth herein, this section does not modify the full ratchet anti-dilution rights (including but not limited to Section 3.5 of the Debentures and Section 4 of the Warrants) currently afforded to the Holders of the Debentures and Warrants (as defined herein).

8.

Additional Covenants to the Debenture.

(a)   Addition to the Debenture.  The following section entitled “Section 4.17 Additional Covenants” is hereby added to each of the Debentures immediately following Section 4.16 thereof:

“Section 4.17 Additional Covenants. The Company agrees to abide by the following additional covenants.  Such covenants will remain effective so long as any of the Debentures remain outstanding and a breach of any of the following covenants shall constitute an “Event of Default” under Section 2.1 of this Debenture and a “Triggering Event” under Section 3(f) of this Debenture:

(a) The Company shall not, without the written approval of the Required Holders, exceed or deviate from the expenditures through 10/31/09 outlined on the attached Schedule “B” (the “Allowed Expenditures Schedule”).

(b) The Company shall not incur any additional indebtedness, leverage, liens or financial obligations of any kind (each, "Indebtedness") until the Maturity Date, as extended, unless such Indebtedness is approved by the Required Holders.

In the event that the Company fails to comply with any of the covenants or agreements set forth herein (a “Covenant Failure”), such failure shall constitute an Event of Default under the Debenture.

(b)   Breach of Covenants as an Event of Default.   In consideration of the terms hereof, the Company and the Holders agree that it shall constitute an “Event of Default” and a “Triggering Event” pursuant to each of the Debentures if the Company shall fail to observe any covenant or other agreement set forth in this Agreement, including but not limited to Section 8 hereof, which is not cured within five (5) days of such failure (an “Amendment Agreement Default”).

9.

 Amendment to Term of Warrants.  In consideration of the terms hereof, the “Term,” as defined in Section 1 of each of the Short Term Warrants and Section 1 of each of the Long Term Warrants of each Holder is hereby extended such that each of the Short Term Warrants and each of the Long Term Warrants shall expire at 5:00 p.m., eastern time, on October 1, 2014.

10.

Amendments. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and by the Required Holders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

11.

 Capitalization.  The capitalization of the Company as of the date hereof, immediately following and accounting for the effectiveness of this Agreement, is as set forth on Schedule “C”, which Schedule shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof.

12.

Increase in Authorized Shares.  In addition to, and in no way amending or waiving any existing obligations of the Company under the Transaction Documents (as defined in the Securities Purchase Agreements, respectively), the Company shall maintain a number of authorized and reserved shares equal to 125% of the number of shares of common stock issuable upon the full conversion of the Debentures and full exercise of the Warrants (collectively, the “Required Authorized Amount”), without regard to any contractual limitations on the number of shares that may be converted or exercised at a given time,  and shall use its best efforts to obtain stockholder approval of any increase in such authorized number of shares as soon as possible after the Company has a number of shares authorized which is less than the Required Authorized Amount. The Company shall reserve for issuance to the Holders the number of authorized shares (the “Reserved Amount”) as otherwise required under the Transaction Documents.  The “Required Minimum” (as defined under both Securities Purchase Agreements) shall be allocated ratably among the then-outstanding Debentures and Warrants held by the Holders and their respective assigns.  Nothing herein shall be deemed a waiver or an amendment to the Company’s requirements to reserve authorized and unissued shares of Common Stock for the Securities then held by any Holder or its respective assigns as required under the Transaction Documents.

13.

 Waiver of Default for Failure to Make Timely Interest Payments; Release.  The Holders hereby waive any Event of Default that would have otherwise occurred by virtue of the Company’s failure to make timely payment of the quarterly interest payments that were due as of the date hereof under the terms of the Debenture. The Holders hereby waive any Event of Default that would have otherwise occurred by virtue of the Company’s failure to make timely payment of the quarterly interest payment that was due on April 1, 2009, July 1, 2009 and October 1, 2009 under the terms of the Debenture and waive any Event of Default that would have otherwise occurred by virtue of the Company’s failure to file the registration statement required by Section 2(a) of the Registration Rights Agreement prior to the date hereof (the “Demand Registration Statement”); provided, that, nothing herein shall be deemed to relieve the Company of its obligations under the Registration Rights Agreement.

The Debtors hereby knowingly and voluntarily forever release, acquit and discharge the Holders from and of any and all claims that the Holders, their affiliates or their agents are in any way responsible for the past or current condition or deterioration of the business operations and/or financial condition of the Debtors, and from and of any and all claims that the Holders breached any agreement to loan money or make other financial accommodations available to the Debtors or to fund any operations of the Debtors at any time. The Debtors also hereby knowingly and voluntarily forever release, acquit and discharge the Holders from and of any and all other claims, damages, losses, actions, counterclaims, suits, judgments, obligations, liabilities, defenses, affirmative defenses, setoffs, and demands of any kind or nature whatsoever, in law or in equity, whether presently known or unknown, which the Debtors may have had, now have, or which it can, shall or may have for, upon, or by reason of any matter, course or thing whatsoever relating to, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, begun, or otherwise related or connected to or with any or all of the obligations under Debentures, this Agreement, any or all of the Transaction Documents, and/or any direct or indirect action or omission of the Holders related to any or all of the obligations under Debentures, this Agreement, any or all of the Transaction Documents .  The Debtors further agree that from and after the date hereof, it will not assert to any person or entity that any deterioration of the business operations or financial condition of the Debtors was caused by any breach or wrongful act of the Holders which occurred prior to the date hereof.

14.

Effect on Transaction Documents.  Subject to the waivers and amendments provided herein, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including but not limited to, any other obligations the Company may have to the Investors under the Transaction Documents provided however that references to Securities, Debentures, Warrants and Warrant Shares in the Transaction Documents shall include such securities, as amended hereby, and the shares underlying such Securities, respectively.  Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Investors, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  The Investors reserve all rights, remedies, powers, or privileges available under the Transaction Documents, at law or otherwise.  This Agreement shall not constitute a novation or satisfaction and accord of the Transaction Documents or any other document, instrument and/or agreement executed or delivered in connection therewith, including, without limitation, the Security Agreement.

15.

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the applicable Transaction Document.

16.

Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of the Investors. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of the Investors.  The Investors may assign their respective rights hereunder in the manner and to the Persons as permitted under the applicable Transaction Document.

17.

Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

18.

Governing Law and Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the venue for court actions shall be determined in accordance with the provisions of the Transaction Documents.

19.

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

20.

Headings. The headings in this Agreement are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

21.

Closing Conditions.  Prior to and as a condition to closing of this Agreement, the Company shall provide to the Holders (i) a certificate, signed by the president and chief executive officer of the Company, certifying that no new lawsuits or material changes have occurred in the business of the Company or its Subsidiaries since the Company’s last 10-Q for the period ended June 30, 2009 other than in connection with this transaction, and (ii) all other documents required to be delivered by the Company hereunder, and the Counsel Acceptance Letter required hereunder to be executed by the Company’s counsel, shall have been executed and delivered to the Holders.

22.

Representations and Warranties; Corporate Authority.  The Company hereby makes the representations and warranties set forth below to the Holders that as of the date of its execution of this Agreement:

(a)   The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)   The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c)   No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(d)   All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  Except as otherwise set forth on the disclosure schedule attached hereto as

Schedule “D,” the Company expressly reaffirms that each of the representations and warranties set forth in the Securities Purchase Agreements continues to be true, accurate and complete, and the Company hereby remake and incorporate herein by reference each such representation and warranty as though made on the date of this Agreement.

23.

Amendments and Waivers.  No waiver of any default with respect to any provision, condition or requirement of this Agreement or the other Transaction Documents shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

24.

Joint Preparation.  Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party. Notwithstanding the above, the parties acknowledge that no Holder has agreed to act with any other Holder for the purposes of acquiring, holding, voting or disposing of any securities of the Company for purposes of Section 13(d) of the Exchange Act.  BridgePointe further acknowledges and agrees that the rights granted to it pursuant to Sections 5 and 6 hereof are to be exercised for its own benefit, and that it is not acting as agent or otherwise on behalf of any other Holder.

25.

Amendments Not Effective Until All Parties Agree.  The amendments herein shall not be effective unless and until the Company, its undersigned subsidiaries and all of the Holders of the Debentures shall have agreed to the terms and conditions hereunder.

26.

Disclosure and Filing of 8-K.  Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Investors or their agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information. On or before the second (2nd) Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, reasonably acceptable to each Investor disclosing the material terms of the transaction contemplated hereby, which shall include this Agreement and all schedules and exhibits hereto as an attachment thereto.   The Company represents, warrants and covenants that it will include all necessary information in the Form 8-K referred to above such that, immediately following the filing of the Form 8-K referred to above, the Holders will not be in possession, by receipt from the Company or anyone under the Company’s control, of any material non-public information pertaining to the Company or any of its subsidiaries and the Company shall not disclose any material non-public information pertaining to the Company or any of its subsidiaries to any of the Holders in the future, including the factual basis of an Event of Default or Triggering Event under the Debentures, or a breach of this Agreement, and including any other information or notice that the Company would otherwise be required to provide to an Holder under the terms of this Agreement or the Transaction Documents, unless the Holder has first agreed in writing to receive such information.  In the event that the Company or any of its subsidiaries disclose any such material non-public information to a Holder without obtaining such

Holder’s advance written permission, the Company shall publicly disclose in a Form 8-K, within two (2) business days of such time, any material non-public information that has been disclosed to the Holder without written permission. In the event that an Holder does consent in writing to receive material non-public information pertaining to the Company or any of its subsidiaries, the Company shall publicly disclose in a Form 8-K or other public filing, within forty five (45) days of such time, any material non-public information that has been disclosed to the Holder with written permission, provided that in the event that the Company or any of its subsidiaries disclose any such material non-public information to an Holder pursuant to a written  Advance Information Request from an Holder, then the disclosure provisions of Section 5 above shall govern.  In the event that the Company discloses any material, non-public information to the Holder and fails to publicly file a Form 8-K in accordance with any of the above requirements, the applicable Holder shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents.  The Holder shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure.  The Company understands and confirms that each Holder shall be relying on the foregoing representations in effecting transactions in securities of the Company.  To the extent that the requirements herein conflict with any prior confidentiality or non-disclosure agreements of the parties, the above language shall govern.

27.

INDEPENDENT NATURE OF INVESTORS’ OBLIGATIONS AND RIGHTS.  THE COMPANY HAS ELECTED TO PROVIDE ALL INVESTORS WITH THE SAME TERMS AND FORM OF THIS AGREEMENT FOR THE CONVENIENCE OF THE COMPANY AND NOT BECAUSE IT WAS REQUIRED OR REQUESTED TO DO SO BY THE INVESTORS.  THE OBLIGATIONS OF EACH INVESTOR UNDER THIS AGREEMENT, AND ANY TRANSACTION DOCUMENT ARE SEVERAL AND NOT JOINT WITH THE OBLIGATIONS OF ANY OTHER INVESTOR, AND NO INVESTOR SHALL BE RESPONSIBLE IN ANY WAY FOR THE PERFORMANCE OR NON-PERFORMANCE OF THE OBLIGATIONS OF ANY OTHER INVESTOR UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT. NOTHING CONTAINED HEREIN OR IN ANY TRANSACTION DOCUMENT, AND NO ACTION TAKEN BY ANY INVESTOR PURSUANT THERETO, SHALL BE DEEMED TO CONSTITUTE THE INVESTORS AS A PARTNERSHIP, AN ASSOCIATION, A JOINT VENTURE OR ANY OTHER KIND OF ENTITY, OR CREATE A PRESUMPTION THAT THE INVESTORS ARE IN ANY WAY ACTING IN CONCERT OR AS A GROUP WITH RESPECT TO SUCH OBLIGATIONS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.  EACH INVESTOR SHALL BE ENTITLED TO INDEPENDENTLY PROTECT AND ENFORCE ITS RIGHTS, INCLUDING WITHOUT LIMITATION, THE RIGHTS ARISING OUT OF THIS AGREEMENT OR OUT OF THE OTHER TRANSACTION DOCUMENTS, AND IT SHALL NOT BE NECESSARY FOR ANY OTHER INVESTOR TO BE JOINED AS

AN ADDITIONAL PARTY IN ANY PROCEEDING FOR SUCH PURPOSE. EACH INVESTOR HAS BEEN REPRESENTED BY ITS OWN SEPARATE LEGAL COUNSEL IN THEIR REVIEW AND NEGOTIATION OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.

[signature page of Company/Subsidiaries and employees follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Company:
CORDEX PHARMA, INC.

By:
Name: Title:	James Kuo, M.D., MBA Chief Executive Officer

Guarantor:
DUSKA SCIENTIFIC CO.

By:
Name: Title:	James Kuo, M.D., MBA Chief Executive Officer

[signature page of Holders follows]

 Holders:

BRIDGEPOINTE MASTER FUND LTD.

By:
Name:
Title:

PLATINUM MONTAUR LIFE SCIENCES

By:
Name:
Title:

PLATINUM LONG TERM GROWTH VI

By:
Name:
Title:

FIREBIRD GLOBAL MASTER FUND LTD.

By:
Name:
Title:

FIREBIRD GLOBAL MASTER FUND II LTD.

By:
Name:
Title:

ICON CAPITAL PARTNERS, LP

By:
Name:
Title:

PHILIP AND DEBRA SOBOL TRUST

By:
Name:
Title: